EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Wi-LAN Inc. of our report dated March 2, 2011, except as to note 19 which is as of April 26, 2011, relating to the consolidated balance sheets as at December 31, 2010 and 2009 and the related consolidated statements of operations and deficit and cash flows for the twelve months ended December 31, 2010 and fourteen months ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Licensed Public Accountants

Ottawa, Ontario

February 7, 2012